Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES SECOND QUARTER
12% OPERATING INCOME GROWTH AND 16% NET INCOME INCREASE

Earnings Call will take place at 4:00 pm Eastern today

San Francisco, CA, July 22, 2004 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today financial results for the three and six months ended June 30, 2004.

For the second quarter of 2004, the Company’s revenue was $4,114,000 compared to $4,105,000 in the same period last year. Operating income rose 12% to $794,000 from $712,000 the prior year. Net income rose 16% to $389,000 or $0.08 per share (diluted) from net income of $334,000 or $0.07 per share (diluted) in the same period last year.

For the six months ended June 30, 2004, the Company reported revenue of $8,343,000, a 7% gain from revenue of $7,774,000 in the same period a year ago. Operating income grew 12% to $1,611,000 from $1,439,000 in the same period last year. Net income increased to $759,000 or $0.15 per share (diluted) from net income of $670,000 or $0.13 per share (diluted) in the same period a year ago.

Treatments in second quarter 2004 decreased 9% and treatments from Gamma Knife units in operation more than one year decreased 19% compared to the same period in the prior year. Two reasons treatments were down in the second quarter were the Leksell Gamma Knife Users meeting held in Vienna, Austria, which occurs every two years and only one treatment performed at a center due to staffing issues.

Commenting on American Shared Hospital Services’ recent results, Craig K. Tagawa, Chief Operating and Financial Officer, said, “Second quarter operating income was driven by strong new Gamma Knife unit performance. Our Gamma Knife unit at Lehigh Valley Hospital is expected to commence operation in August 2004. The Company’s Gamma Knife contract with Baptist of East Tennessee is scheduled to open in late fourth quarter 2004 or early 2005. The Northern Westchester Hospital Gamma Knife project is pending Certificate of Need approval. Our recently signed Gamma Knife contract with Mercy Health Center in Oklahoma City is anticipated to open in mid 2005.”

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “This quarter represents our 14th consecutive quarter of operating income increase compared to the same period in the prior year. The consistency of our business model allowed us to increase our quarterly dividend by 6% in third quarter 2004. Our stock currently provides a 3.2% dividend yield based on annualization of third quarter’s dividend at yesterday’s market close. We currently have four additional Gamma Knife units, a 24% increase, scheduled over the next one year period to continue to fuel our growth.”

Earnings Conference Call

American Shared has scheduled its conference call for 4:00 pm Eastern time (1:00 pm Pacific time) today. During the call, Company management will discuss the financial results announced today.

To participate, please call 800/559-1203 at least 10 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 9492715. The replay will also be available at www.ashs.com and www.companyboardroom.com.

American Shared Hospital Services (www.ashs.com)

American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the period ended March 31, 2004 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 17, 2004.

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE
Second Quarter 2004 Financial Results

July 22, 2004

Selected Financial Data
(unaudited)

		Summary of Operations Data

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

Revenue	$4,114,000	$4,105,000	$8,343,000	$7,774,000
Cost of operations	1,996,000	1,883,000	4,030,000	3,418,000

Gross margin	2,118,000	2,222,000	4,313,000	4,356,000
Selling & administrative	762,000	839,000	1,528,000	1,665,000
Interest expense	562,000	671,000	1,174,000	1,252,000

Operating income	794,000	712,000	1,611,000	1,439,000
Interest & other income	20,000	28,000	43,000	72,000
Minority interest	(246,000)	(237,000)	(497,000)	(475,000)

Income before income taxes	568,000	503,000	1,157,000	1,036,000
Income tax expense	179,000	169,000	398,000	366,000
Net income	$389,000	$334,000	$759,000	$670,000

Earnings per common share:
Basic	$0.10	$0.09	$0.19	$0.18

Assuming dilution	$0.08	$0.07	$0.15	$0.13

	Balance Sheet Data

	6/30/2004	6/30/2003

Cash	$9,344,000	$11,032,000
Restricted cash	$50,000	$50,000
Current assets	$12,520,000	$14,561,000
Total assets	$44,399,000	$47,924,000
Current liabilities	$8,059,000	$7,334,000
Shareholders’ equity	$15,899,000	$14,718,000